EXHIBIT NO. 99


        ROANOKE ELECTRIC STEEL CORPORATION      Merchant Steel Products
                             P.O. BOX 13948     GENERAL OFFICE 703--342-1831
              ROANOKE, VIRGINIA--24038-3948     TELECOPIER     703--342-9437


NEWS RELEASE                       FOR IMMEDIATE RELEASE
                                   CONTACT:     T. Joe Crawford
                                                (703)  342-1831


               ROANOKE ELECTRIC STEEL CORPORATION

       SPLITS STOCK 3-FOR-2 AND RAISES QUARTERLY DIVIDEND

     ROANOKE, Virginia, April 19, 1995 - - Roanoke Electric Steel Corporation (NASDAQ-NNM: RESC) today reported that at a regular meeting of the Board of Directors of the Corporation held April
18, 1995, the Board declared a 3-for-2 common stock split payable May 1, 1995, to shareholders of record May 1, 1995, with a distribution date of May 25, 1995. Each shareholder will receive one additional share of common stock for each two shares held on the record date, with cash being paid in lieu of issuing fractional shares. The stock split will result in the issuance of approximately 2,677,200 shares, resulting in approximately 8,031,600 shares outstanding after the split.
     In addition, the Directors approved a 12.5% increase in the cash dividend rate and declared the 146th consecutive quarterly cash dividend in the amount of 9 cents per share of common stock payable May 25, 1995 to shareholders of record May 1, 1995. The new quarterly dividend rate equates to an annual dividend rate of 36 cents per share, which is equivalent to 54 cents on the pre-split shares, or a 12.5% increase over the previous rate of 48 cents per share.

     Donald G. Smith, Chairman and Chief Executive Officer, stated:

     "The stock split is intended to broaden the market for the Company's shares, while the increased dividend reflects the strong earnings increase in 1994 over the prior year and the Board's confidence in sustaining growth for the current year. Earnings in 1994 before the cumulative effect of accounting changes were $8,766,435 - an increase of 84.6% over 1993 earnings of $4,750,106. In addition, 1994 was the third consecutive year of significant earnings growth, with earnings from operations being the third highest in Company history."